Exhibit 10.2

September 12, 2007

J. Chris Houchins
27 Saw Mill Road
Warren, NJ 07059

Dear Mr. Houchins:

We are pleased to offer you the position of Vice President of Clinical Development of Arno Therapeutics, Inc. (“Arno”). This letter (the “Letter”) sets forth the proposed terms of your employment with Arno:

1.
You shall serve as Vice President of Clinical Development of Arno and shall have such powers and perform such duties as are customarily performed by the Vice President of Clinical Development. You shall report directly to Dr. Scott Fields.

2.	You shall receive an annual base salary equal to One Hundred Eighty Thousand Dollars ($180,000), payable in accordance with Arno’s payroll practices.

3.
You will receive an annual bonus of up to 25% of your base salary based upon the successful accomplishment of individual and corporate performance goals to be agreed upon annually between you and the President of Arno, which amount shall be pro-rated for the year 2007. Any performance bonus shall be payable on or about December 31st of each year.

4.
Arno shall grant to you stock options pursuant to the Company’s 2005 Stock Option Plan (the “Employment Options”) to purchase Fifty Thousand (50,000) shares of common stock of Arno, par value $0.001 per share (the “Common Stock”). The Employment Options shall have an exercise price equal to Two Dollars ($2.00) per share. The Employment Options shall be subject to the terms and conditions of the Plan and shall vest and become exercisable in accordance with the following schedule:

a.	12,500 Employment Options shall become exercisable on the first anniversary of the Effective Date; and

b.
thereafter, 1,042 Employment Options shall become exercisable on the last day of each calendar month until all remaining Employment Options are fully vested and exercisable (each date on which Employment Options vest is hereinafter referred to as a "Vesting Date").

c.	For purposes of this Agreement, “Fully Diluted Basis” shall mean the number of shares of Common Stock that would be outstanding at the time of issue.

5.
Arno will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Arno, including reasonable travel and entertainment, upon timely receipt by Arno of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Arno.

6.	You shall be entitled to three (3) weeks of vacation, sick and personal days per year.

7.	Your employment will be on an at-will basis and shall commence on September __, 2007, or such other time as may be agreed to by you and Arno.

8.
You shall be entitled to participate in the group medical policy of Arno. Arno will pay for health and dental insurance premiums for you at the basic level insurance plan. Should you desire to enroll in the higher insurance plan, you will be responsible for the payment of the difference in premium costs between the two plans. You shall be entitled to participate in any other benefits made available to employees of Arno.

9.	Confidentiality.

a.
You recognize and acknowledge that in the course of your duties you are likely to receive confidential or proprietary information owned by Arno, its affiliates or third parties with whom Arno or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, you agree to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of your duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, Arno or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Arno or of any affiliate or client of Arno. You expressly acknowledge the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of Arno. You agree: (i) not to use any such Confidential and Proprietary Information for strictly personal use or for others; and (ii) not to permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from Arno’s offices at any time during your employment by Arno, except as required in the execution of your duties to Arno, provided; however, that you shall not be prevented from using or disclosing any Confidential and Proprietary Information:

i.	that you can demonstrate was known to her prior to the effective date of that certain Confidential Disclosure Agreement entered into between the Parties dated [DATE], 2007;

ii.
that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions by you;

iii.	that is within your general business or industry knowledge, know-how or expertise; or

iv.	that you are compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter.

b.
You agree to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in your possession to Arno upon request and in any event immediately upon termination of employment.

c.
Except with prior written authorization by Arno, you agree not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom Arno or any of its affiliates owes a legal duty of confidence, at any time during or after your employment with Arno.

d.
You agree that all inventions, discoveries, improvements and patentable or copyrightable works, relating to Arno’s Business (as defined below). (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of Arno to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). For purposes of this Agreement, “Company’s Business” shall be the development of novel therapeutics for the treatment of cardiovascular disease and in the future, any other business in which it actually devotes substantive resources to study, develop or pursue. Arno shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. You hereby assign to Arno all right, title and interest you may have or acquire in all such Inventions; provided; however, that the Board of Directors of Arno may in its sole discretion agree to waive Arno’s rights pursuant to this section with respect to any Invention that is not directly or indirectly related to Arno’s business. You further agree to assist Arno in every proper way (but at Arno’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end you will execute all documents necessary:

i.
to apply for, obtain and vest in the name of Arno alone (unless Arno otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

ii.
to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

e.
You acknowledge that while performing the services under this Agreement you may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to Arno or one of its affiliates (the “Third Party Inventions”). You understand, acknowledge and agree that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by Arno, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including you), agents or consultants during the Term shall be and remain the sole and exclusive property of Arno or such affiliate and you shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of Arno.

f.	The provisions of this Section 9 shall survive any termination of your employment.

If you find the foregoing arrangement acceptable, kindly sign where appropriate and return a copy of this Letter to me.

Very truly yours,

By	/s/ Scott Fields
Name: Scott Fields
Title: President
Date:

Agreed and Accepted:

By:	/s/ J. Chris Houchins
Name: J. Chris Houchins
Date: